Exhibit 5.3

19 May 2014

Matter No.:692017

Doc Ref: MSL/ac/7840091.4

Signet Jewelers Limited

Clarendon House

2 Church Street

Hamilton HM11

Bermuda; and

Signet UK Finance PLC

110 Cannon Street

London

EC4N 6EU

Dear Sirs,

Re: Signet Jewelers Limited (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with the proposed offer and sale by Signet UK Finance plc (“Signet UK”) of US$400 million aggregate principal amount of its 4.700% Senior Notes due 2024 (the “Notes”) pursuant to the underwriting agreement, dated as of 14 May 2014 among the Company, Signet UK, the other guarantors named therein and the representatives of the several underwriters named in Schedule 1 therein (the “Underwriting Agreement”). The obligations of Signet UK under the Notes will be guaranteed by the Company (the “Parent Guarantee” and together with the Notes, the “Securities”) and by the other guarantors named in the Indenture (as defined below). The Securities will be issued and sold pursuant to a prospectus supplement dated 14 May 2014 (the “Prospectus Supplement”), supplementing the prospectus dated 12 May 2014 (the “Base Prospectus”) that forms part of the registration statement on Form S-3 (Registration No. 333-195865) filed with the U.S. Securities and Exchange Commission (the “SEC”) on 12 May 2014 (the “Registration Statement”). As used in this letter, the term “Prospectus” means the Prospectus Supplement and the Base Prospectus. The Securities will be issued pursuant to a base indenture dated as of 19 May, 2014 as supplemented by the first supplemental indenture dated as of 19 May 2014 (together the “Indenture”, which term does not include any other instrument or agreement whether or not specially referenced to therein or attached as an exhibit or schedule thereto), each by and between Signet UK as issuer, the Company and others as guarantors and Deutsche Bank Trust Company Americas, as trustee. The Parent Guarantee is contained within the Indenture.

Conyers Dill & Pearman is registered in England and Wales. Company Number: 3495343.

Registered Office: 10 Dominion Street, London EC2M 2EE

Administration – 1370135.1

For the purposes of giving this opinion, we have examined electronically transmitted copies of the following documents:

(i)	the Registration Statement (including the Base Prospectus);

(ii)	the preliminary Prospectus Supplement dated 14 May 2014;

(iii)	the final Prospectus Supplement dated 14 May 2014;

(iv)	the Indenture (which incorporates the Parent Guarantee);

(v)	the global certificate representing the Notes; and

(vi)	the Underwriting Agreement.

We have also examined the memorandum of association and the bye laws of the Company, each certified by the Secretary of the Company on 7 May 2014, resolutions in writing of its directors dated 9 May 2014 (the “Resolutions”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft or unexecuted form, it will be or has been executed and/or filed in the form of that draft or unexecuted form, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the capacity, power and authority of each of the parties to the Indenture and the other documents examined by us, other than the Company, to enter into and perform its respective obligations thereunder, (d) the due execution and delivery of the Indenture by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby, (e) the accuracy and completeness of all factual representations made in the Prospectus, the Indenture and other documents reviewed by us, (f) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (g) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (h) the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Indenture in accordance with its terms, (i) the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the Indenture to the jurisdiction of any state or federal court in The City of New York, New York (the “Foreign Courts”), (j) that none of the parties to the Indenture or the Underwriting Agreement carries on business from premises in Bermuda at which it employs staff and pays salaries and other expenses, and (k) that on the date(s) of entering into the Indenture, the Underwriting Agreement and the issue of the Notes, the Company is and after entering into the Indenture, the Underwriting Agreement and the issue of the Notes will be able to pay its liabilities as they become due.

Administration – 1370135.1	Page 2 of 4

The obligations of the Company under the Indenture (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages, (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We express no opinion as to the enforceability of any provision of the Indenture which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment, which purports to fetter the statutory powers of the Company or which purports to establish the exclusive jurisdiction of any courts.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely in connection with the filing by the Company and the other registrants of the Registration Statement with the SEC and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	The Company has the necessary corporate power and authority to enter into and perform its obligations under the Indenture (which includes the Parent Guarantee).

3.	The Company has taken all corporate action required to authorize its execution, delivery and performance of the Indenture (which includes the Parent Guarantee).

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the SEC and thereby incorporated by reference into the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of section 11 of the Securities Act 1933 of the United States (the “Securities

Administration – 1370135.1	Page 3 of 4

Act”) or that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Yours faithfully,

Conyers Dill & Pearman

Administration – 1370135.1	Page 4 of 4